Exhibit 99.2

On May 10, 2006, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC PARTICIPANTS

Jerry Leshne

Senior Vice President, Investor Relations

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

TRANSCRIPT

Jerry Leshne:

Good morning. Thank you for joining us. We have posted our earnings release and our slide presentation on our website, www.interpublic.com, and we’ll refer to both in the course of this conference call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern time. During this call we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC. At this point, I would like to turn things over to Michael Roth.

Michael Roth:

Thank you, Jerry, and thank you all for joining us this morning as we review our first quarter results. Frank will be taking us through the details shortly. In the meantime I will open with some brief comments.

Starting on the top line, we are pleased with the organic revenue increase, although some of the upside was due to less revenue recognition being deferred this year in the application of our new revenue recognition policy. However, it is encouraging to see organic revenue moving in the right direction.

As you are all aware, much of our focus at the corporate group last year was on controls, our financial review and resolving the filings delay. We were also bringing many people on board to staff a new financial organization. Going forward, we need to ensure that the businesses are being managed proactively from a financial perspective. Clearly, we still need to bring our costs in line, and we’re very focused on implementing stringent cost controls at all of our units.

The increase in professional fees you’re seeing is more about timing than anything else. We have communicated to you in the past these costs will be down significantly this year. We continue to believe this will be the case.

We’ve had a strong first quarter in terms of new business, and we are once again showing up at the top of these lists. Equally important the win/loss ratio is improving. As a result, some of our salary and related costs in the quarter were in fact tied to securing and servicing new clients. These recent wins are further confirmation of something I have been saying for some time now, which is that many of our companies are extremely competitive and that they’re beginning to bring a quality product to the marketplace.

McCann continued to post important wins like Hewlett-Packard and Goodyear. Lowe picked up EarthLink and some major Unilever business. Martin and Deutsch have been very hot, as have Draft and R/GA. Initiative won CBS. FCB has been successful in getting new assignments from existing clients. Our marketing services businesses within CMG have also been winning across the range of PR, event marketing and branding. Overall, the tone of business continues to be positive.

Of course, the bar on organic revenue performance will be high for the balance of this year, or at least until the fourth quarter, due to the client losses that took place in 2005. There is still a great deal of work to be done.

One possible avenue for further enhancing the strength of our professional offering may include aligning or combining two of our key assets under a single management team and go-to-market strategy. There has been quite a bit of speculation to this effect in the past few weeks, and in order to dispel all the rumors, here is what I can tell you at this point, and what I would very much like you to know about a potential alliance between Draft and FCB. First, both of these companies are doing well in the marketplace, and both can be doing even better with access to capabilities or geographic reach that the other would bring to the table. Second, the only compass we will use to guide our thinking about delivering a better and more powerful integrated offering to our clients is their needs, not ours. Unlike previous mergers undertaken by this company, a combination or alliance would not be about achieving size and scale or about propping up a weak or noncompetitive asset. It would be about being responsive to the needs of our clients, who are asking for our help in connecting with consumers in a multi-channel media world. Third, the cultures and offerings of these two companies are highly complementary. The proof of this is in the fact that the heads of both agencies came to us independently to surface the possibility of a closer working relationship, and the fact that the response from both senior management teams has been very supportive. Of course, as in the case of any significant move of this nature, a great deal of due diligence, planning and consideration needs to go into the process. It is unfortunate that our conversations made it into the public domain prematurely, but that won’t cause us to make a determination or move forward until we have thoroughly reviewed the financial and marketplace implications of such a move. We expect to finalize our thinking in the upcoming few weeks. For now our official stance is the same it was ten days ago: “we’ve had discussions, but it is too early to tell if a combination will take place, or what we will decide is the appropriate model and structure to deliver the powerful integrated offering that clients need today.”

Two other areas in which we’ve taken steps to make our offering more responsive to client needs are the media operations and Lowe operations. In media we’ve been bringing in a number of talented executives to further strengthen both Universal and Initiative, and we are beginning to see some benefits as relates to stabilizing client business and improving the competitiveness of these key operating brands. At Investor Day, we introduced Lowe’s new CEO, Steve Gatfield. He outlined for you our plans to refocus the business around key geographic hubs and a more contemporary mission that involves total communications, not just advertising. This plan has been well-received by a number of key clients, and we’re very pleased with the job the new team is doing when it comes to stabilizing the situation and beginning to move forward on execution.

With that said, I will turn things over to Frank and then rejoin you before we move on to the Q&A portion of the conference call. Frank.

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Frank Mergenthaler:

Thanks, Michael. Good morning, everyone. As Michael indicated, I would like to move right into the specifics of our financial performance. To that end I will refer to the slide presentation that is available on our website and accompanies the webcast of this call.

In terms of highlights for the first quarter, beginning on slide 2, reported revenue was essentially flat at $1.33 billion. Organic revenue growth was 4.8%. That’s stronger performance than we anticipated, given the net loss — client losses — in ’05, even taking into account the fact that we were comparing to weak organic performance in the first quarter of last year due to net revenue deferrals from last year’s first quarter to the second. As you will recall, in keeping with our accounting policy, we defer revenue recognition in cases where we don’t have in place persuasive evidence of an arrangement, for example, a signed contract, until the contract is executed. On a like-for-like basis, underlining organic growth was approximately 2% in the quarter.

While this is stronger performance than we expected, and the year is off to a solid start on the new business front, as Michael mentioned in his opening remarks, we continue to believe that achieving organic revenue growth for the full year 2006 will be challenging due to the net account losses in 2005. This is consistent with our disclosure on both our last call and at Investor Day.

With respect to cash flow, we saw significant use of cash in the first quarter, which I will talk about in more detail a little later in my presentation. Quickly, though, I will mention the four major drivers that affected our cash flow. One, annual incentives were paid in March of this year as opposed to April in 2005. Two, we typically use cash in Q1 due to the inherent seasonality of our business. Three, this year we had higher than usual severance outflows due to the investments we made in upgrading key talent across our units during the latter part of the year. Finally, a number of our major client losses in 2005 were in media, where working capital provides financing when the business is growing, but uses cash when there is a decline. The swing factors here include one timing item, while the rest were related to the turnaround.

Now turning to slide 3, our P&L for the first quarter. You can see that salaries and related expenses declined $24 million, principally due to business divestitures in 2005, but increased in continuing businesses. This increase was attributable to higher salaries and temporary personnel costs at certain units to support revenue gains as well as the continued hiring of critical finance staff across our units.

Office and general expenses increased due to higher professional fees, which reflect the intensity of audit activity around the year-end close. The comparison also reflects the fact that in ’05 the year-end audit process was delayed coincident with the delay in our 10-K filing. As we’ve said before, our expectation for the full year continues to be that we will see significant decline in professional fees from last year’s levels and additional step-down in 2007. Higher office and general also reflects higher client pass-through expenses in the quarter and higher depreciation and amortization expense, primarily due to SAP and other technology initiatives.

Our operating loss was $159 million, compared with $169 million a year ago. The tax benefit in the quarter was $8.8 million, compared to a benefit of $40.6 million in the same period last year. Our effective tax rate in both periods was adversely affected by losses in non-U.S. markets with tax benefits at lower rates than U.S. rates, and the establishment of valuation allowances on losses incurred in non-U.S. jurisdictions. The resulting period loss per share in the quarter was $0.43 per share compared with a loss of $0.36 per share in the first quarter of 2005.

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On slide 4 we focus on the change in revenue in more detail. The organic revenue change for the quarter was 4.8%. Exchange rates had a negative impact of 2%. Net dispositions accounted for a negative 2.9%, and the impact of decreased deferral of revenue recognition year-over-year was approximately 2.6%. This brings us to underlying like-for-like organic revenue growth of 2.2% in the quarter.

The lower half of this slide shows segment performance. Organic revenue increased 4.6% at IAN and 5.7% at CMG. At our integrated agency network segment, McCann and FCB had a strong quarter, reflecting increased spend from existing clients. Deutsch, still cycling through last year’s account losses, experienced a decline, though has already picked up a number of significant accounts this year, including DirecTV and Ikea. Revenue at our media operations declined. Independents Mullen and Carmichael Lynch both had a solid quarter in terms of new business. CMG’s performance was led by strong organic increases at Weber Shandwick and FutureBrand.

Slide 5 provides a regional revenue breakdown. Reported revenue decreases in both the U.K. and continental Europe reflect sharp exchange-rate effects. On the continent, business dispositions, which we have called out and explained previously, were a significant factor as well. In the U.S., organic revenue increased 7.1%, led by CMG, which was up across the board, FCB, and, to a lesser extent, Draft, which is noteworthy because they’re making extremely good progress in replacing revenue lost in 2005. The revenue deferral impact was primarily in the U.S. and at McCann. Internationally, McCann, FCB and Lowe all grew organically. CMG was down moderately despite strong PR and branding performance. This was due mainly to a major project in the quarter a year ago at Jack Morton for an existing client that does not require this type of service on an annual basis. You can see that the overall group revenue declined in the U.K. for that same reason. We had solid organic increases in Asia Pacific, led by McCann’s operations in China and Japan, as well as CMG, which benefited from Jack Morton’s lead role in producing the Commonwealth Games in Australia. In Latin America, growth was driven primarily by McCann and FCB.

On slide 6 we take a closer look at operating expenses. Salaries and related expenses were $951 million, compared with $975 million, a decline of $24 million, due to business dispositions as well as the currency impact. Excluding those effects, salaries and related expenses were up approximately $17 million or 1.7% on an organic basis. The increase is due to higher salaries and temporary employee costs of approximately $16 million due to upgrading our talent, supporting revenue growth at certain units and hiring finance staff to address weaknesses in the accounting control environment. Severance expense was $12 million, in line with the first quarter a year ago, but down substantially from the fourth quarter of last year. As of January 1, 2006, we adopted FAS 123-R on accounting for employee stock options. As a result, we had a one-time catch-up benefit in the quarter of $3.6 million and an incremental expense of $1.3 million, for a net benefit of $2.3 million. Including that one-time benefit, our total equity-linked comp expense in the first quarter was approximately $11 million.

Office and general expenses were $536 million in the first quarter, an increase of $7 million from a year ago. Excluding the impact of currency exchange rates and net dispositions, O&G expense rose 7%. This was primarily the result of an increase in professional fees of approximately $16 million driven by higher audit and legal fees. This increase was also due to higher client pass-through expenses and higher D&A related to IT initiatives. For the quarter, depreciation was $43 million, while total amortization was approximately $13 million.

Turning to slide 7 and cash flow. Cash flow from operations was a use of $520 million, including $393 million in net working capital. In addition to our net loss in the quarter, there were several factors at work. One component is seasonality. Our business uses cash in Q1 as we come down from the year-end seasonal cash peak driven by higher client spend and media buying in the fourth quarter. Payables expand greatly in Q4 and decline in Q1. In addition, as mentioned earlier, we really felt the impact of

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client losses in our media operations, which usually generate financing when the business is growing, but uses cash if there is a decline as the related payables and receivables unwind, which is what we are experiencing. We’ve discussed with you the fact that we’ve had unusually high severance expense in 2005, much of it taken in the fourth quarter. Accordingly, approximately $40 million of severance was paid out in the first quarter of this year. We also paid annual incentive bonuses in March of this year, but made the corresponding payments in April of last year. This impacts the year-to-year comparisons for the quarter by close to $100 million. These incentives are targeted primarily to those units and offices that met their financial targets and are paid to a population that represents approximately 10% of or overall employee base. Vendor and client credits paid related to our restatement were $13 million in the quarter, not significant. As you can see, cash used in investing, excluding changes in short-term marketable securities, was $18 million, while cash used in financing was $27 million, higher than a year ago due in part to the dividend from our financing in October.

On slide 9 we present the current portions of our balance sheet as of March 31, 2006, year-end 2005, and March 31, 2005. Highlighted in yellow, the sum of cash and short-term marketable securities was $1.6 billion this quarter, higher than the comparable $1.5 billion a year ago, but down from $2.2 billion at year-end, due to the cash flow items that I discussed with you earlier.

Our debt maturity schedule can be found on slide 9. Total term debt at quarter-end was $2.2 billion. This chart is unchanged from our Q4 March conference call. As Michael and I have both indicated previously, we believe that a conservative approach to liquidity is appropriate for our company. Until our margins improve, demands and the demands of the turnaround will continue to challenge our cash flow generation. As a result, the factors that we must consider include a restrictive bank facility which lapses in early 2007, the inherent seasonality of our business and the volatility that goes with any turnaround, as well as the changing market conditions. We will continue to monitor all of these variables in order to ensure the continued financial flexibility and strong financial profile we believe are required to complete our turnaround.

On slide 10 we list the metrics we introduced on our Investor Day in late March. As we said then, some of the metrics will be updated quarterly, and updates for the list you see here are included in the appendix to our presentation. The other group, made up of measures such as real estate or shared service revenue coverage, is expected to change relatively little in the space of any given quarter.

Moving on to our final slide, we are pleased with the revenue story in the quarter, but need to continue to build on this momentum. Given that we went into this year with a significant organic revenue deficit, organic revenue growth for 2006 represents a challenge. Demonstrating that we are heading in the right direction with our cost structure is a key priority for the remainder of ’06. At our Investor Day, I don’t think we could have been clearer on this point as well as on our margin goals. We are focused on key initiatives to create margin improvement such as consolidating back-office activities under shared services and moving our financial systems to a common SAP platform. We’re also continuing to consolidate information systems, streamline our legal and reporting structure, and drive real estate related efficiencies.

The most significant change that we’re driving toward has to do with the very nature and mission of the finance function. Since coming on board late last year, it was apparent that the finance organization was focused entirely on the control and reporting issues. This was appropriate, as was the fact that we spent aggressively to address and begin to remediate our control weaknesses.

At this point in the turnaround process, the focus among our operating unit CFOs and much of their staff has to return to the day-to-day running of the business; serving as operating partners to their CEOs and managing directors; getting after costs, and enforcing basic discipline within the organizations. It is a

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dramatic shift after a number of years focused on financial reviews and processes. The need for this shift is evident in our first quarter expenses. That has been our key message to our operating teams to get back to basics, get the costs out or under control. Because making progress on delivering margin improvement will be the best way to demonstrate that our turnaround is taking hold.

With that let me turn it back to Michael for some closing remarks.

Michael Roth:

Thank you, Frank. As you can see, our results this quarter were within the range of expectations, with revenue ahead of where many of you may have anticipated and costs behind where we want to see them.

All of this is consistent with a company that is in the midst of a turnaround. I very much want to reiterate our commitment to achieving the turnaround goals that we discussed with you in late March, in terms of achieving competitive revenue growth and moving margins into double digits by 2008, and also in terms of converting our competitive success into enhanced shareholder value. I also want to remind you that the real turnarounds are never very smooth. There is always volatility, and to be successful a company must have the flexibility and the will to adjust course in midstream and to be responsive to changes in the marketplace.

We are encouraged by early progress in organic growth as well as the fact that the tone of the business is good, and that our new business pipelines are robust. Achieving revenue growth will continue to be an important driver of our long-term success. We are considerably less satisfied with the cost side of the story. As Frank mentioned a few minutes ago, this will be an area that he and I will pursue with great focus and intensity from this point forward. We must show improvement in operating margins between now and the end of this year.

Finally, we will continue to look for ways to improve the competitiveness of our offering and respond to the fast-changing needs of our clients. As such, an alignment between Draft and FCB is being considered, and a determination of that will be reached in the coming weeks.

Every successful turnaround is based on a number of key factors. Do you have competitive products that can take share in the market? Do you have the discipline to cut costs and find ways to run the business more efficiently? Do you have the courage to make bold moves that meet the changing needs of the market and redefine the competitive landscape and the will to execute against those plans? In our case we believe that the answer to all of those questions is yes. We continue to look forward to delivering on the turnaround results that we’ve been discussing with all of you. I thank you, and at this point we’ll open it up to questions.

QUESTIONS AND ANSWERS

1. Question:

First, how much revenue was in the first quarter that’s going to roll off due to the already announced client losses as we go throughout the year? And then second, based on the first quarter and the announced client losses and severance, what’s your outlook for full year ’06 operating cash flow or working capital consumption?

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Frank Mergenthaler:

With respect to the first question on revenue roll-off, with respect to the rebaselined revenue that we provided the market, there was approximately $30 million in the first quarter. That was the hole we started in.

Question:

So there was $30 million in the first quarter that won’t be there later this year?

Frank Mergenthaler:

No, there was $30 million of revenue that rolled off in the first quarter of ’06 from client losses in ’05.

Michael Roth:

Another way of looking at it, that’s the hole that we had to make up as a result of the client losses. I thought that was your question.

Question:

But there is no revenue in the first quarter that’s still sort of lingering on from already announced client losses?

Frank Mergenthaler:

The guidance we gave you of the $5.9 rebaseline of our ’05 actual numbers is still good guidance for the year ’06.

Michael Roth:

The question has to do with whether there is revenue in the first quarter relating to those losses, and there is not a lot of revenue. Most of our client losses have rolled off already or are rolling off as we indicated.

Question:

Just based on the severance and the working capital consumption in the first quarter and announced client losses, what does working capital consumption look like for full year ’06 based on your revenue guidance of flat?

Frank Mergenthaler:

We don’t give guidance on operating cash flow or working capital for the year.

Question:

Net new business wins?

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Michael Roth:

We don’t give out specific numbers. But I think what we said was that we were at the top of the leader board, if you will, in the first quarter in terms of net new business wins, and the pipeline continues to be strong.

Question:

I think $1.1 billion, though?

Michael Roth:

I think we were among the higher ones, so you have got to figure we’re up there as well. Let me comment on the working capital number. Although we don’t give guidance, I think if you read our Q, we do give an indication that we believe we certainly have enough capital, liquidity for the coming year. I think that should respond to your question.

2. Question:

Your guidance for the full year for organic revenue growth is looking like it is flattish, yet you had pretty good growth in the first quarter, at least plus 2, if you take out the revenue recognition. Your new business wins year-to-date look like they’ve definitely improved. What am I missing if the client losses from last year don’t necessarily have a more negative impact next quarter than they did this quarter? What am I missing; why we should start seeing revenue growth be not as strong going forward for the rest of the year?

Michael Roth:

The first quarter is obviously very early in our turnaround. I wish I can tell you that this is the way it is going to be for the rest of the year. We’re being somewhat conservative in setting out those numbers. The other side is we had divestitures last year also in terms of the revenue side, so basically what you’re hearing is that we’re pleased with the results in the first quarter, and we’ll take it quarter by quarter.

Question:

On the professional fees, which are still trending up, I guess we should expect them to trend down in the second quarter, and if you have to continue to invest in Sarbanes and your shared solutions, I guess what specifically should drive them or should create less professional fees going forward?

Frank Mergenthaler:

They should trend down. The big change year-on-year is the whole restatement process that we launched — that we went through in ’05, and what that did was we spent an awful lot of money in the context of a year-end audit. The decision was made to put a hold and do a complete review of accounting processes. That gave rise to a restatement. We had advisors participating with that with us throughout that period. Then when we issued our restated K at 9/30/05, all of that just had an extremely significant amount of advisory fees from auditors and lawyers in that context. We don’t see that repeating itself.

Question:

In Q2 we should see professional fees be down year-over-year?

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Frank Mergenthaler:

It is probably Q2 and more importantly Q3.

Question:

If you could give us a bit more detail on your international performance. Have the losses at McCann narrowed given the improvement in organic revenue growth outside the United States, and really what steps are you taking to improve McCann’s strength in those markets?

Michael Roth:

In McCann specifically, as we said, we’ve been in the process of having a whole new management team in McCann in terms of the various regions, and I think what you’re starting to see is the impact of the new talent that’s been added there. In particular, what we’re looking for is hopefully improvement in Europe, which was not where we thought it should be coming forward. But we’ve put a lot of new people there and new management, and we’re focusing on there. As far as Asia, we continue to see that as a growth area, and we’re beefing up people across all our networks, not just McCann, to make sure we have competitive offerings in Asia.

Question:

The operating losses have narrowed outside the United States?

Frank Mergenthaler:

The operating losses are starting to improve, but again, I still think we’ve got significant costs in the area of professional fees, and I think we’ve got still some work to do in our salary and salary-related.

3. Question:

If I understand correctly, organic revenue grew 2% ex the timing issue because of increased spend from existing clients. I was wondering if you could comment on what you’re seeing out of General Motors. I would imagine you would see some pressure from them. If that’s the case, I am curious to know which categories of clients were strong enough to offset that as well as the account losses from last year.

Michael Roth:

Actually we’ve seen an increase in client spend from across the board. It is not just one particular sector. Obviously the Microsofts and so on are doing well, as well as financial services, so it is not in one particular category that we’re seeing an increase in spend.

Question:

I have a question regarding the potential FCB-Draft alliance. Can you just discuss how different the cultures are of the two agencies and how you’re thinking about that, and also would you expect, if this were to occur, would you think that some of the offices needed to be scaled back, or is it just the merger or alliance of the two agencies as it is?

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Michael Roth:

Obviously, whenever you put a combination together, you look for efficiencies, obviously on the revenue side as well as the cost side, but that’s not what would be driving a potential merger here. The cultures are similar in that, as you know, we’ve had new management at FCB, and one of Steve’s key focuses in his management team has been the go-to-market strategy on an integrated offering basis, and obviously Draft is very strong in its areas as well. By putting the two together and sort of creating that new model — behavior response marketing — and meeting the needs of the clients on an integrated basis, we think the culture aspect of that is quite good in terms of putting the two together. They both have very similar go-to-market approaches in terms of a total offering. Obviously direct is key. The other is, of course, we want to grow Draft on an international basis, and clearly by putting Draft and FCB together, it enhances Draft’s presence on an international market basis and will provide, we would hope, if everything would go well, that this would create a whole new global network for us that would be very competitive in the marketplace. Obviously India, Brazil, other areas that FCB are very strong in will enable Draft to expand there as well.

Frank Mergenthaler:

This is a very complementary incentive to our organizations. It is not a cost-synergy driven transaction.

4. Question:

Can you give the magnitude of the valuation allowance that was set up for the international businesses this past quarter?

Frank Mergenthaler:

If you just look at what our effective rate of 35 or 38% and then those NOLs and look what we actually booked, that’s the cleanest way to do it. As we move to profitability in those jurisdictions, there are real benefits there currently in evaluation allowances against them that have cash behind it. So to the extent we can turn those international operations around and get access to losses, that’s real cash. But on a normalized basis our rate should be 35, 38%.

Question:

But, from what I understand the tax rules, you have to set up this valuation allowance because you don’t expect to get the benefit from those losses in the near future?

Frank Mergenthaler:

There is a recovery test. If you have got recurring losses in an affiliate, then you have got to set up valuation allowances against the asset, the benefit.

Question:

So you expect that to be reversed at some point in the future, but based on the cash flows at this point—?

Frank Mergenthaler:

Our intent is to drive to profitability in those jurisdictions and free up those benefits to be monetized.

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Michael Roth:

It is one of those benefits that we have that is sort of available to us when we turn profitable. These tax loss carry forwards on a real cash basis will benefit us as we go forward.

Question:

Can you get specific as to the jurisdictions the allowances were in, or should we just take a look at the performance across the various geographic regions?

Michael Roth:

I think that’s the better way to look at it rather than being specific.

5. Question:

With your confidence that you’re going to bring down professional fees over the remainder of this year, can you give us an update on where you stand with Sarbanes-Oxley compliance? You didn’t mention that. I guess is it fair to assume that you’re approaching compliance on that issue? Can you talk about or comment on the SEC investigation? Any update there would be helpful. Has the SEC been satisfied with the answers you’ve been giving them to their questions?

Michael Roth:

Let me comment on the SEC. Yes, we’re in constant dialog. We’re giving them all the information that they need, and nothing new has been brought out that we haven’t previously been aware of. That’s moving along as expected. Obviously when you’re dealing with the SEC, speed is not necessarily the top priority. We are delivering and working with them closely.

Frank Mergenthaler:

On Sarbanes-Oxley, with the quarter now behind us, the financial team around the globe will now turn full court press on revising a Sarbanes-Oxley implementation strategy. I would expect that we achieve compliance in ’07, but make traction against remediating our material control weaknesses in ’06. It is our view that we were going down a path that, quite frankly, to become Sarbanes-Oxley compliant would have been quite difficult, so we’re reevaluating that strategy with a new leadership team who is managing that process, and we’re due to be in front of the Audit Committee with that revised plan next month.

Question:

Does that make it more difficult to bring down your professional fees? You seem very confident that number can come down.

Frank Mergenthaler:

I think actually by attacking the strategy that we’re deploying against and revising it to one that’s a more reasonable approach of this, it should in turn help us to reduce professional fees.

Michael Roth:

One of the points we were making all along, as we added a lot of financial people and talent to the organization, was eventually that converts to reduced professional fees. I think that’s part of what we’re

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talking about. Once we bring most of this internally and we have the internal expertise on Sarbanes-Oxley and financial controls, the payback for that will be a reduction in professional fees as well. We’re ratcheting up, as we said, on the financial costs in terms of talent, but we should see a reduction in the professional fees from that as well.

Question:

Last year in the first and second quarter, you changed some revenue recognition that created some lumpy comparisons. The comparisons as a result for this coming second quarter are pretty tough on the revenue side, and given your comments about organic growth for the full year, is it fair to expect that revenues, including organic revenues, will be down year-over-year in the second quarter?

Michael Roth:

I think the one thing we have to look at is the client losses are still rolling off. Certainly in the second and third quarter we still have some of those roll-offs that we have to compare to. I think that would impact us second and third. Obviously to the extent that new business is robust, it will mitigate that. That’s what we’re up against.

Frank Mergenthaler:

When you look at we’ve called out, that approximately half of our organic this year is due to revenue that was deferred out of Q1 ’05 into Q2, that right there will make the Q2 comp more challenging.

6. Question:

In the first quarter was there anything unusual that benefited the quarter, for example, maybe clients spending heavily on the Olympics, that also is making you a little bit more cautious regarding subsequent growth? Also, could you provide us with headcount at the end of the quarter, and then maybe if there is any way to qualitatively or otherwise dig into that salary organic growth number to understand how much on sort of existing headcount was the growth rate of salary and benefits versus the offset of workforce reductions?

Michael Roth:

There was no unusual item in the quarter relating to, for example, an Olympics or anything like that. This is on a more normalized basis. The headcount numbers are 42,000 as of Q1 for ’06 versus 42,600 for the end of the year, and the first quarter of ’05 was 43,500. We are seeing improvement in terms of headcount. What’s hard to do here, and I guess that’s part of your question, is as we add new business we’re adding people to that. Although you see large severance numbers, there is a significant amount of reduction, and then as we get new clients and new business, we add people to that. That’s the analysis that we’re working on to make sure that we get our costs in line.

Frank Mergenthaler:

We also saw a tick up in temporary salary, which is, a lot of it is attributed to new business won and also just the existing pipelines that are on a year-on-year basis relatively robust.

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Question:

Just back on this FCB-Draft, not to sound entirely cynical, but having seen these types of mergers fail in the past, what are some of the gating factors that you’re looking at that would preclude you from going forward, and are there any particular client conflicts?

Michael Roth:

You’re absolutely right. That’s part of the analysis that we’re looking at. It wouldn’t make a lot of sense to us if we create an organization that raises significant clients losses as a result of the conflicts, and frankly, that’s part of the analysis that we’re doing. We wouldn’t go forward if we didn’t think net/net we would be able to provide a compelling story on growth as a result of putting these two together. I would say that that’s the most significant gating factor in whether we go forward or not.

7. Question:

On your top 10 clients, was revenue up or down compared to last year, and is there a way to break out what your revenue growth or non-growth was in the four BRIC countries?

Frank Mergenthaler:

On the top 10, I don’t have the data in front of me. We can follow up with you after the call. On the individual BRIC markets, we give a geographic breakdown in the presentation on performance of the respective regions.

Question:

You’re not trying to hide things, but those are the growth markets for most of the companies out there, I didn’t know if there was a way to break that out at all.

Frank Mergenthaler:

I think that’s been our consistent disclosure.

Michael Roth:

We’ll take a look to see if there is any other breakdown we can do.

8. Question:

Back to your original comments about the cash burn and so forth, is there any talk internally of raising cash here through a high-yield offering later this year, another convertible debt offering, or even maybe tapping into your, I think, you have a bank line of $500 million?

Michael Roth:

The one thing I said before is that, when you look at our liquidity, we believe we have sufficient liquidity to get us through the year. That being said, we are very opportunistic, and we look at our balance sheet on a very conservative basis, and more importantly, we look at contingent availability of capital and cash. When you look at some of our credit facilities, they have certain restrictions. One of the things we’re looking at as part of the whole turnaround is our whole capital structure and liquidity, and to see if we can

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get better flexibility on our total lines and cash flow, and therefore we are constantly looking at the markets to see if there is anything out there.

Question:

On costs in the first quarter, as you acknowledge, there were higher than you were expecting organic costs. Can you just give us a sense of what you think the organic costs will be, up or down, here in the second quarter?

Frank Mergenthaler:

The costs were up, and we called it out, and as Michael had mentioned in his closing comments, that needs to be a priority of ours and the entire global financial teams, because, quite frankly, I look at Q1, and Q1 was still a lot of embedded costs related to closing off the year and issuing financial statements and building a finance team, and we need to now execute against the operating plans that our respective businesses came forward with, and we’re going to aggressively push to hold people accountable to what those commitments were. I am not in a position to give guidance for Q2, but I think the message from both Michael and I and the commitment, cost control is now going to be a priority. We think that will be a strong indication as to our turnaround is taking hold.

Michael Roth:

You asked about converts. One of the things we’ve always said is we’re very sensitive to dilution — obviously as a result of the last transaction. Certainly we continue to view anything that is dilutive as significant for us, so therefore we continue to be mindful of that issue.

Question:

Is it correct thinking that China is roughly only 1 to 2% of your total revenues? And if that’s in the ballpark, I would just be curious what your strategy is here to significantly beef up there in the coming years?

Frank Mergenthaler:

The actual revenue percentage, I don’t know off the top of my head. But with respect to China, it is a critical market for us. We are going to continue to invest behind it. Our clients are global. Our clients are spending money there. We saw growth in Asia. All of our key networks are there. It is important for us. We’ve got a fair amount of resources to put in the region, looking for opportunities for us to invest further into a line behind it.

Michael Roth:

For example, Jack Morton opened an office in Shanghai. It is clearly a place where we want to have a presence, and we continue to look at ways of expanding our presence, whether it will be through our existing affiliates or other affiliates.

9. Question:

In terms of in the slide presentation, the EBITDA calculation you provide at the back of $215 on a run rate LTM basis — is that the same methodology used to determine the metric for your credit facility?

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Frank Mergenthaler:

Is that the same metric?

Question:

I know you had the test of $175 million at the end of the first quarter under the facility.

Frank Mergenthaler:

It is a different calculation.

Question:

What was, under the bank facility, your run rate EBITDA at March 31?

Frank Mergenthaler:

$320.

Question:

$320. You remain comfortable with both the absolute and the metrics contained, the step-downs in those financial metrics for the balance of this year?

Frank Mergenthaler:

We remain comfortable that we’ll be able to manage.

Question:

In terms of the steps to kind of maintain or enhance liquidity, understanding the concern about dilution, one of the big contingent claims on the liquidity is the upcoming put on one of the convertible securities. Would you consider replacing a convertible security with another convertible security a dilutive transaction?

Frank Mergenthaler:

We’re always looking at alternatives. As Michael had mentioned, we’re comfortable with where our liquidity is today. We’re in a turnaround. There is volatility in our business. We’ve got a fairly restrictive bank facility out there. We’ve got some maturities out there, and we’re looking at it every day and talking to the best advisors out there as to what is the best option for us — for Interpublic and our shareholders — to deal with these challenges.

Michael Roth:

One of the things that I hope you get a sense of coming through this is that, as we go through the tunnel here on the turnaround, and we get to be more stable in terms of our businesses and the issues that we’re facing as a company, we have to look to the long-term aspect, whether it be capital structure or whether it being backup facilities, whether it be a whole bunch of things that now we can pay attention to on a more definitive basis, because before those issues were more difficult for us to address. For example, we want financial flexibility, so are there other ways of getting financial flexibility out there that on a long-term

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basis are better for us and actually give us more financial flexibility on using cash in the future? As you know, backup facilities, for example, are pretty restrictive. There are ways of looking at ways of getting more flexibility in our overall financial profile.

Question:

Would you consider replacing the existing credit facility with either a term loan facility or some sort of secured bank financing?

Michael Roth:

We certainly — whenever you have a bank facility like we have, we’re always looking at ways of fine-tuning it and making it better, and that’s it.

Frank Mergenthaler:

Just to reiterate what’s been said, that is a contingent backstop facility, and right now we’re comfortable with our cash positions, and we believe having that backstop facility available is prudent, and, to the points Michael made, we’re looking at variable options if there are things we can do to replace that facility.

Question:

In terms of the media-buying business run-off, can you quantify what the impact would be of the remaining run-off in terms of cash flow for the balance of this year?

Frank Mergenthaler:

The key to the media business is stabilization and return to growth.

Question:

I am referring to the lost accounts from last year, what is the remaining cash flow drain over the balance of this year relating specifically to those accounts?

Frank Mergenthaler:

I don’t have that in front of me. I get your question. I don’t have that data in front of me.

Michael Roth:

The key here is, again, is stabilization of our media business, and that’s what we’re focusing on and hopefully growth of our media business, for example, the CBS win at Initiative.

Well, again, it is great to have questions concerning organic revenue and expenses and obviously that is a primary focus for us. We’re committed to the turnaround metrics we gave you. We’re on track, and we believe those are still the metrics and objectives that are consistent with our financial health and wellbeing, and that’s where we’re driving towards, and we look forward to talking to you for the next quarter. Thank you very much.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in the transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy covenants under our credit facilities;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize additional impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

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